================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              SEMTECH CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                               [LOGO OF SEMTECH]
                      Today's Results...Tomorrow's Vision

                              Semtech Corporation
                               652 Mitchell Road
                         Newbury Park, California 91320



                                              May 5, 1999

DEAR STOCKHOLDER:

    This year's Annual Meeting (the "Meeting") of Stockholders of Semtech Corporation (the "Company" or "Semtech") will be held on June 10, 1999 at 1:00 PM at the Hyatt Westlake Plaza, 880 S. Westlake Boulevard, Westlake Village, California 91361 (Westlake Village Boulevard exit off the 101 Freeway).

    The Notice of Annual Meeting of Stockholders and the Proxy Statement accompanying this letter describe the business we will consider at the Meeting. This year we are seeking to elect six Directors to hold office until the next annual meeting (or until their successors are duly elected and qualified) and to approve the appointment of Arthur Andersen LLP as the Company's independent public accountants for the ensuing year.

    Your vote is very important. I urge you to sign, date and return the enclosed proxy card in the envelope provided in order to be certain your shares
are represented at the Meeting, even if you plan to attend the Meeting.   We
look forward to meeting those of you who are able to attend the meeting and discussing any questions which you may have.

                                Sincerely,

                                /s/ John D. Poe

                                John D. Poe
                                Chairman of the Board,
                                President and Chief Executive Officer

                              SEMTECH CORPORATION
                                _______________


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 10, 1999


    Notice is hereby given that the Annual Meeting of Stockholders of Semtech Corporation will be held at the Hyatt Westlake Plaza, 880 S. Westlake Boulevard, Westlake Village, California 91361 (Westlake Village Boulevard exit off the 101 Freeway) at 1:00 p.m., Pacific Standard time, for the following purposes:

    1. To elect six Directors to hold office until the next annual meeting or until their successors are duly elected and qualified.

    2. To ratify and approve the appointment of Arthur Andersen LLP as the independent public accountants for the Company.

    3. To transact any other business which may properly come before the Meeting or any adjournment or postponements thereof.

    The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 15, 1999.

    IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN ORDER THAT YOUR SHARES MAY BE VOTED.

    This Proxy Statement, proxy and the Company's Annual Report to Stockholders are being mailed on or about May 5, 1999.

    A return envelope is enclosed for your convenience.




                                By Order of the Board of Directors

                                /s/ David G. Franz, Jr.

                                David G. Franz, Jr.
                                Vice President of Finance
                                and Secretary


Newbury Park, California
May 5, 1999

                              Semtech Corporation

                                Proxy Statement

             ----------------------------------------------------


                         ANNUAL MEETING OF STOCKHOLDERS
                              GENERAL INFORMATION
                                 June 10, 1999

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Semtech Corporation (the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held on Thursday, June 10, 1999 and at any adjournment thereof. The mailing of proxy materials will commence on or about May 5, 1999. The following is important information in a question-and-answer format regarding the Annual Meeting and this Proxy Statement.

Q:  What am I voting on?

    - Election of six directors (Mr. John Poe, Mr. Rock Hankin, Mr. James Burra, Mr. Allen Orbuch, Mr. James Schraith, Mr. Jack Vance)

    - Ratification of Arthur Andersen LLP as the Company's independent public accountants.

Q:  Who is entitled to vote?

      Stockholders as of the close of business on April 15, 1999 (the "Record Date") are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock held on the Record Date.


Q:  How do I vote?

      Sign and date each proxy you receive and return it in the prepaid envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote FOR the two proposals on your behalf. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company's Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.


Q:  What does it mean if I get more than one proxy card?

      It means you hold shares registered in more than one account. Sign and return all proxies to ensure that all your shares are voted.


Q:  Who will count the vote?

      Representatives of ChaseMellon Shareholder Services will tabulate the votes and act as inspectors of election.

Q:  Who can attend the Annual Meeting?

      All shareholders as of the Record Date can attend.

Q:  What constitutes a quorum?

      A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the Annual Meeting. As of the Record Date, 15,047,147 shares of Semtech Corporation common stock were issued and outstanding. Proxies submitted by brokers that do not indicate a vote for some of the proposals because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called "broker non-votes."

Q:  How many votes are needed for approval of each item?

      There are differing vote requirements for the various proposals.
      Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the six nominees receiving the most votes will be elected directors. A stockholder may not cumulate his or her votes for individual directors. Abstentions, broker non-votes, and instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes. However, such action will not reduce the number of votes otherwise received by the nominee.

      Ratification of the auditors requires that the number of votes cast for ratification exceed those cast against ratification. Abstentions and broker non-votes will have no effect on this vote.

Q:  What percentage of stock do the directors and officers own?

      Together, they own approximately 9.1% of Semtech common stock as of January 31, 1999. (See pages 6-7 for details).

Q:  Who are the largest principal shareholders?

      Chartwell Investment Partners held 879,820 shares (or 5.8%), as of January 31, 1999; Fidelity Management and Research Corporation owned 799,420 shares (or 5.3%) as of January 31, 1999. (See page 5 for details).

Q:  When are shareholder proposals for the 2000 meeting due?

      To be considered for inclusion in next year's Proxy Statement, stockholder proposals must be submitted in writing by January 5, 2000, to the Company's Secretary, 652 Mitchell Road, Newbury Park, California 91361. Copies of the By-laws are available to stockholders free of charge upon request to the Company's Secretary. In addition, notice of a stockholder proposal submitted other than in the Company's Proxy Statement will be considered untimely if not received by the Company by March 21, 2000.

Q:  How do I receive additional copies of these proxy materials:

      Any stockholder desiring additional proxy materials should contact Gigi Auchter, Assistant Secretary, Semtech Corporation, (805) 498-2111.

                            PRINCIPAL STOCKHOLDERS

    The following are all persons known to the Company who own beneficially more than 5% of the Common Stock as of January 31, 1999:

                                          Amount and                   Percent
Name and Address of                   Nature of Beneficial               of
Beneficial Owner                         Ownership (1)                 Class(2)
----------------                         -------------                 --------
Chartwell Investment Partners               879,820                      5.8%
1235 Westlake Dr.
Suite 330
Berwyn, Pennsylvania 19312

FMR Corp.                                   799,420                      5.3%
82 Devonshire Street
Boston, Massachusetts 02109

 (1) Each stockholder listed has sole voting and investment power with respect to the shares listed.

 (2) Each of the respective percentages are calculated using a figure of 15,193,980 shares outstanding as of January 31, 1999 adjusted as required by rules promulgated by the SEC.


                             ELECTION OF DIRECTORS
                                (Proposal No. 1)

    Six directors are to be elected at the Meeting, each to serve until the following annual meeting or until a successor is elected and qualified. The nominees named below were elected to their present terms of office by the stockholders. All of the nominees have consented to be named and have indicated their intent to serve if elected. Unless a proxy directs otherwise, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. If any nominee should refuse or be unable to serve, the proxyholders will vote the shares for such other person, if any, as shall be designated by the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED
BELOW:

                   John D. Poe                              Rock N. Hankin

                   James P. Burra                           Allen H. Orbuch

                   James T. Schraith                        Jack O. Vance

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company. The company believes that during the fiscal year ended January 31, 1999, its officers and directors complied with all Section 16(a) filing requirements. In making these statements the Company has relied on its review of

Forms 3, 4 and 5 provided to the Company with respect to its most recent fiscal year by its officers and directors.

    The chart below indicates the number of shares and exercisable stock options held by each director, each executive officer named in the Summary Compensation Table below and by the directors and officers as a group as of January 31, 1999:

                                                                                           Beneficial
                                                                                          Ownership of
                                                                                         Common Stock (1)
                                                                     Director        ------------------------
    Name                        Office                    Age         Since            Number           % (2)
    ----                        ------                    ---         -----            ------           -----
John D. Poe              Chairman of the Board,             47         1985           851,600(3)        5.5%
                         President and Chief
                         Executive Officer

Rock N. Hankin           Vice Chairman of the Board,        52         1988            69,334(4)          *
                         Member of the Audit
                         Committee and Compensation
                         Committee

Allen H. Orbuch          Director, Member of the            70         1991            71,334(4)          *
                         Audit Committee and
                         Compensation Committee

James P. Burra           Director, Member of the            56         1991            62,234(4)          *
                         Audit Committee and
                         Compensation Committee

Jack O. Vance            Director, Member of the            74         1995            52,334(5)          *
                         Audit Committee and
                         Compensation Committee

James T. Schraith        Director, Member of the            41         1995            48,334(5)          *
                         Audit Committee and
                         Compensation Committee

Raymond E. Bregar        Executive Vice President           51          -              76,000(6)          *

David G. Franz, Jr.      Vice President and CFO             37          -             107,700(7)          *

Jean-Claude Zambelli     Vice President                     54          -              25,000(8)          *

Wylie Plummer            Vice President                     42         1998            62,224(8)          *

All Officers and                                                                    1,448,682(9)        9.1%
Directors as a Group
(12 persons)

 ___________________
   *    Less than 1%

  (1) Unless otherwise indicated below, each person has sole voting and investment power with respect to the shares listed.

  (2) Each of the respective percentages is based upon the 15,193,980 shares outstanding as of January 31, 1999, plus, if applicable, the shares which each officer or director has the right to acquire within 60 days thereof through the exercise of stock options.

  (3) Includes 325,000 shares issuable pursuant to options exercisable within 60 days of January 31, 1999.

  (4) Includes 51,334 shares issuable pursuant to options exercisable within 60 days of January 31, 1999

  (5) Includes 48,334 shares issuable pursuant to options exercisable within 60 days of January 31, 1999.

  (6) Includes 20,000 shares issuable pursuant to options exercisable within 60 days of January 31, 1999.

  (7) Includes 51,000 shares issuable pursuant to options exercisable within 60 days of January 31, 1999.

  (8) Includes 25,000 shares issuable pursuant to options exercisable within 60 days of January 31, 1999.

  (9) Includes 718,002 shares issuable pursuant to options exercisable within 60 days of January 31, 1999.

Background of Nominees

    Mr. Poe has been President, Chief Executive Officer and a Director of the Company since October 1985. In March 1998, Mr. Poe was also elected to the
position of Chairman of the Company's Board of Directors.   Since October 1985,
Mr. Poe has also served as Managing Director of the Company's subsidiary, Semtech Ltd. In addition, Mr. Poe currently serves as sole Director and President of the Company's wholly owned subsidiaries, Semtech Corpus Christi Corporation, Edge Semiconductor Incorporated and Semtech Santa Clara, Inc.

    Mr. Hankin has been a Director of the Company since May 1988. In March 1998, Mr. Hankin was elected Vice Chairman of the Company's Board of Directors. He currently serves as Chief Executive of Hankin & Co., a diversified business advisory firm, where he has held such position since June 1986. Mr. Hankin also serves on the Board of Directors of Alpha Microsystems, Sparta, Inc., Techniclone and a number of private companies. Within the past year he was chairman of the board of House of Fabrics and a member of the board of Quidel, Inc.

    Mr. Orbuch has been a Director of the Company since March 1991. He currently serves as a management consultant. He retired in 1994 from his position as Group Executive of Teledyne, Inc. He had served in that position for more than five years.

    Mr. Burra has been a Director of the Company since June 1989.   Mr. Burra
has served as Chief Executive Officer of the Endural Division of Hoover Materials Handling Group, Inc. and its predecessor W. D. Adam Co., Inc., a manufacturer selling a proprietary line of vacuum formed, high density
polyethylene containers.   He serves on the board of Hoover Group, Inc., the
Parent of Endural, and the board of American Microwave Technology, Inc., a manufacturer of radio frequency and microwave power amplifiers.

    Mr. Vance became a Director of the Company in April 1995. Mr. Vance is a retired Managing Director of the Los Angeles office of McKinsey & Company, a management consulting firm. He now runs his own firm, Management Research, Inc., which serves a few selective clients. Mr. Vance has authored 30 articles on subjects such as corporate planning and strategy. Mr. Vance is also a director of International Rectifier, Mathers Fund, First Consulting Group, and four privately held corporations.

    Mr. Schraith became a Director of the Company in June 1995. Mr. Schraith is currently President and CEO of ShareWave, Inc. Prior to that Mr Schraith was Vice President and General Manager, North America for Compaq Computer. Prior to that Mr. Schraith was Chief Executive Officer and a Director of the Cerplex Group, Inc. From 1987 to 1995, Mr. Schraith was employed at AST Research, Inc.,
most recently serving as President, Chief Operating Officer and Director.   Mr.
Schraith also serves on the board of Diamond Multimedia Systems, Inc and Digital Archaeology Corporation.

   Mr. Bregar joined the Company and was elected an officer of the Company in February 1988. From fiscal 1989 through fiscal 1993, Mr. Bregar served as Vice President of Discrete Products. Currently Mr. Bregar serves as Executive Vice President, a position he has held since February 1993. Prior to joining the Company, Mr. Bregar served as business manager of Power Discretes with Fairchild Semiconductor where he directed the research and development and manufacturing of the power mosfet and power rectifier product lines.

   Mr. Franz became Vice President, Finance, Chief Financial Officer, and Secretary and was elected an officer of the Company in August of 1993. Prior to joining the Company, Mr. Franz was Director of Finance of the Large Computer Systems Division (formerly Teradata Corporation) of AT&T from May 1990 through August 1993. Prior to that position Mr. Franz was employed by the Wickes Companies and Arthur Andersen LLP. Mr. Franz is a Certified Public Accountant.

   Mr. Plummer joined the Company as Vice President, ATE Division as a result of the April 1997 acquisition of Edge Semiconductor and was elected an officer in June 1998. Mr. Plummer co-founded Edge Semiconductor and served as its president until the acquisition. Prior to Edge, Mr. Plummer held positions with Brooktree, Intel and National Semiconductor.

   Mr. Zambelli was named Vice President of Sales and Marketing and elected an officer of the Company in December of 1996. Mr. Zambelli has more than 25 years of experience in the semiconductor industry and has held senior management positions with several companies. Most recently, Mr. Zambelli was vice president of sales for Exar Corporation.

   None of the officers has any family relationship to any other officer. The officers are elected annually by the Board of directors and serve at the discretion of the Board.

Committees and Compensation of the Board of Directors.

    The Company has a standing Compensation and Stock Option Committee and an Audit Committee. The Company has no nominating committee. During the Company's last fiscal year, the Board of Directors held four regular meetings and two special meetings. During such fiscal year each of the incumbent Directors attended 75% or more of the sum of the number of such meetings plus the number of meetings of the Committees of which such person is a member. It is expected that the Board will meet on a regular basis during the ensuing year.

    Compensation and Stock Option Committee

    The Compensation and Stock Option Committee ("Compensation Committee"), comprised of Mr. Hankin, Mr. Burra, Mr. Schraith, Mr. Vance and Mr. Orbuch, met five times during fiscal year 1999. The Compensation Committee administers the Company's Long-Term Stock Incentive Plan. It also makes recommendations to the Board on incentive compensation, stock options and other compensation matters.

    Audit Committee

    The Audit Committee, which consists of Mr. Hankin, Mr. Burra, Mr. Orbuch, Mr. Schraith and Mr. Vance, met two times during fiscal year 1999. The Audit Committee makes recommendations concerning the engagement of the Company's independent public accountants, consults with the independent public accountants concerning the audit plan, reviews the comments and recommendations resulting from the Report of Independent Public Accountants and management letter and reviews the Company's accounting and control policies and procedures.

    Compensation

    During the first six months of fiscal 1999, directors who were not employees of the Company were paid $2,500 for each regular Board meeting attended, a $500 monthly retainer and were reimbursed for their actual expenses incurred in attending the meeting. Directors did not receive separate compensation for committee meetings attended. During March 1998, the directors were converted from the above mentioned cash compensation program, to 100% equity based compensation. On July 15, 1998 each non-employee director received a stock option grant which vests pro-rata over the next five years. This option grant will compensate the non-employee directors for their service over the next five years and is being granted in lieu of the former cash compensation. The number of options were computed by multiplying the forgone cash compensation over the following five years by four (multiplier), and then dividing that amount by the Company's stock price, on the date of grant, to compute the number of options to
be granted.   The multiplier was set to recognize the relative risk of taking share options, compared to cash compensation. As a result Mr. Hankin, Vice-Chairman of the Board, was granted 49,485 share options, and Mr. Burra, Mr. Orbuch, Mr. Schraith and Mr. Vance were each granted 32,990 share options at the market price on July 15, 1998. This plan was developed by an independent consulting firm, and was set-up to align the interests of the Board with those of shareholders, to reduce the expense associated with directors' compensation and to attract and retain high quality directors.

    Non-employee directors also participate in the Company's Long Term Stock Incentive Plan. New non-employee directors receive an initial grant of 15,000 shares. Each existing non-employee director receives annual grants of options to purchase a total of 10,000 shares at the market price as of the date of
grant.  The annual  grant was formerly 15,000 annually.   The specific
provisions of the plan are set forth in the Long Term Stock Incentive Plan, a copy of which is on file with the Securities and Exchange Commission. Directors who are Company employees are not paid fees or additional compensation for attending Board or committee meetings. Mr. Poe is currently the only employee on the Board.

Compensation Committee Interlocks and Insider Participation

    No member of the Compensation Committee was, during fiscal year 1999, an officer or employee of the Company or any of its subsidiaries; or was formerly an officer of the Company or any of its subsidiaries. During fiscal year 1999, no executive officer of the Company served as a director or member of the compensation committee (or other board committee performing equivalent functions, or in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of the Compensation Committee, or as a director, of the Company.

                             EXECUTIVE COMPENSATION

    The following table shows, as to the Chief Executive Officer and each of the executive officers of the Company who received total compensation from the Company and its subsidiaries in excess of $100,000 for the fiscal year ended January 31, 1999 (collectively, the "Named Executive Officers"), information concerning compensation paid for services to the Company in all capacities during the fiscal years ended January 31, 1999, February 1, 1998 and January 26, 1997:

                           SUMMARY COMPENSATION TABLE

                                           Annual Compensation           Long-Term (4)
                                           --------------------          ------------
                                                             Other          Stock            All
                           Fiscal   Salary                   Annual         Options          Other
    Name and Title          Year    ($)(1)       Bonus($)   Comp.($)(2)    Awarded(#)     Comp.($)(3)
    --------------          ----   -------       -------    -------        ---------    ------------
John D. Poe                 1999   265,387       182,500     11,079         310,000         110,741
Chairman of the Board       1998   246,152       120,600      9,948         120,000          79,959
President and CEO           1997   221,921        75,600      9,925          60,000         594,287

Raymond E. Bregar           1999   186,160       105,827      8,769          50,000          32,778
Executive Vice              1998   174,159        72,480     10,224          80,000          31,570
 President                  1997   156,383        50,000     10,777          50,000          28,117

David G. Franz, Jr.         1999   149,431        73,050      8,421          35,000          27,209
Vice President and          1998   137,699        13,040      9,607         100,000          22,501
CFO                         1997   116,805        40,000      9,857          50,000          17,179

Jean-Claude Zambelli        1999   169,621        82,080      7,051          40,000          29,588
Vice President              1998   165,006        12,000      6,030          60,000          17,963
                            1997    12,693             -          -         120,000               -

Wylie Plummer               1999   178,333        67,932      9,595          25,000           2,187
Vice President              1998   160,000        49,324      2,945         100,000           1,979
                            1997   150,833         9,855          -               -           1,010

___________
(1) Salaries for fiscal years 1999, 1998 and 1997 each reflect 26 pay periods.

(2) "Other Annual Compensation" includes (a) premiums on life insurance and (b) auto allowance.

(3) "All Other Compensation" for 1998, 1997 and 1996 includes, respectively, (a) Company contributions to 401K savings plan of $5,000, $4,577, and $4,589 on behalf of Mr. Poe; $4,774, $4,366, and $3,858 on behalf of Mr. Bregar; $4,497, $3,006, and $3,855 on behalf of Mr. Franz; $4,036 and $2,123 for Mr.
    Zambelli; and $2,187, $1,979 and $1,011 on behalf of Mr. Plummer; and (b) deferred compensation of $105,741, $75,382 and $92,698 for Mr. Poe; $28,004, $27,204 and $24,259 for Mr. Bregar; $22,712, $19,215 and $18,646 for Mr.
    Franz; and $25,552 and $15,840 on behalf of Mr. Zambelli; and (c) income of $497,000 related to debt relief for Mr. Poe in 1997, respectively.

(4) During the years indicated, restricted stock and long-term incentive plan payouts were not granted.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table shows, as to the Named Executive Officers, information concerning stock options granted during the fiscal year ended January 31, 1999.

                                                 Individual Grants
                         -----------------------------------------------------------------
                                                                                                  Potential Realizable
                                            % of Total                                              Value at Assumed
                           Number of          Options                                                Annual Rates of
                           Securities         Granted                                              Stock Appreciation
                           Underlying           to              Exercise                             for Option Term
                            Options          Employees           Price         Expiration         ----------------------
     Name                   Granted       in Fiscal Year      ($/Share)           Date             5%               10%
     ----                   -------       --------------      ---------         ---------         -----            -----
John D. Poe                 310,000 (1)        18.7%            $12.125           7/15/08        $2,363,858      $5,990,479

Raymond E. Bregar            60,000             3.0%            $ 23.50           4/16/08        $  738,951      $1,872,647

David G. Franz, Jr.          35,000             2.1%            $ 15.75          10/14/08        $  346,678      $  878,551

Jean-Claude Zambelli         40,000             2.4%            $ 15.75          10/14/08        $  396,204      $1,004,058

Wylie Plummer                25,000             1.5%            $ 15.75          10/14/08        $  247,627      $  627,536

(1) Included in the stock option grants to Mr. Poe was a special grant of 250,000 stock options, made to Mr. Poe on July 15, 1999. This grant was made to retain Mr. Poe's services for the next five years. The vesting of these shares is based upon the achievement of certain stock appreciation targets.


                         AGGREGATED OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table shows, as to the Named Executive Officers, information concerning stock options exercised during the fiscal year ended January 31, 1999, the number of unexercised options and the value of "in-the-money" unexercised options.



                                                                                           Value of Unexercised
                        Shares                         Number of Unexercised               In-the-Money Options
                       Acquired                         Options at FY End(#)                at FY End ($)(2)
                          on           Value            --------------------               -----------------
       Name           Exercise(#)   Realized ($)   Exercisable     Unexercisable     Exercisable      Unexercisable
       ----           -----------   ------------   -----------     -------------     -----------      -------------
 John D. Poe              65,000     $1,502,500        295,000            180,000     $7,144,687         $4,678,125

 Raymond E. Bregar        95,000     $1,195,000              0            135,000     $        0         $2,937,813

 David G. Franz, Jr.      59,334     $1,144,611         41,000            135,000     $  963,750         $2,894,063

 Jean Claude Zambelli     40,000     $  951,875         25,000            145,000     $  507,500         $3,192,500

 Wylie Plummer                 0              0         25,000            125,000     $  362,500         $1,587,500


(2) Based upon the $35.75 per share closing price of the Company's common stock on the NASDAQ National Market System on January 31, 1999.

                      REPORT OF THE COMPENSATION COMMITTEE

To:  The Board of Directors

     The Compensation and Stock Option Committee (the "Committee"), a committee composed entirely of Directors who have never served as officers of the Company, determines and administers the compensation of the Company's executive officers. This report, prepared by the Committee, sets forth the Company's compensation policies for the year ended January 31, 1999, as such policies affected the Company's executive officers.

    Compensation Philosophy. At the direction of the Board of Directors and pursuant to the charter of the Committee, the Committee endeavors to ensure that the compensation programs for executive officers of the Company and its subsidiaries are effective in attracting and retaining key executives responsible for the success of the Company and are administered in an appropriate fashion in the long-term interests of the Company and its stockholders. The Committee seeks to align total compensation for senior management with both annual and long-term corporate performance.

    The Committee believes that the Company's overall financial performance should be an important factor in the total compensation of the Company's executive officers. At the executive officer level, the Committee has a policy that a greater proportion of total compensation should consist of variable, performance-based components, such as bonuses, which can increase or decrease to reflect changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management's commitment to enhancement of profitability and stockholder value. The performance goals upon which payment to the Company's executive officers are based include growth in revenue, net income, cash flow, new order generation and returns on assets.

    The Committee also compares the Company's total compensation package with those of other analog semiconductor companies of comparable size. The Committee uses this data primarily as benchmarks to ensure that the executive compensation program as a whole is within the broad middle range of comparative pay for
similar sized companies.   The Committee does not target a specific position in
the range of comparative data for each individual or for each component of compensation. Individual amounts are established in view of the comparative data and such other factors as level of responsibility, prior experience and the Committee's subjective judgment as to individual contribution. These factors are not assigned specific mathematical weights, rather, the Committee exercises its judgement and discretion in the information it reviews and the analysis it considers.

    The Company also retains independent compensation and benefits consultants to assist in evaluating executive compensation programs. The use of independent consultants provides additional assurance that the Company's programs are reasonable and appropriate to the Company's objectives.

    Compensation Program. The Company has a comprehensive compensation program which consists of cash compensation, both fixed and variable, and equity-based compensation. The program has three principal components:

    Cash-Based Compensation

    Base Salary--Base salary is predicated on industry and peer group comparisons and on performance judgments as to the past and expected future contribution of the individual executive officer. In general, salaries are set based on median salaries for similar executives of similar sized companies in the high technology industry.

    Bonuses--The Company has a discretionary key employee incentive pool pursuant to which executive officers and other key employees may receive annual cash bonuses. Individual payments are made based on the achievement of order, revenue, net income and cash flow growth targets and upon the individual's personal and departmental performance. In fiscal 1999, executive officers were given the option of receiving up to 50% of their bonuses in the form of stock options. Such election was made early in the year. The number of options granted in lieu of bonus is calculated by multiplying the forgone cash bonus by four and dividing the result by the market price on the date of grant. The calculated number of options are priced at the market price on the date of grant. The percentage of bonus to be received in stock options is selected at least six months prior to the actual grant date.

    Equity-Based Compensation

    Stock Options--Stock options are granted periodically to provide additional incentive to executives and other key employees to work to maximize long-term total return to stockholders. The options vest over three- and four-year periods to encourage option holders to continue in the employ of the Company. In granting options, the Committee takes into account the number of shares, outstanding options held by the individual and the individual's performance and contribution to Semtech's success.

Chief Executive Officer Compensation. In accordance with the compensation philosophy, stated above, and the Company's results, Mr. Poe's base salary during fiscal year 1999 was $300,000 which represents a 20% increase over fiscal 1998. Mr. Poe was not paid at this rate throughout fiscal 1999, due to the Company's performance. As a result his actual base compensation was approximately $265,000 during FY99. His base salary is designed to be competitive with base salaries paid to other chief executive officers of corporations with similar revenues and scope of operations. During fiscal 1999, Mr. Poe was paid a bonus of $182,500, which was 91% of target performance thresholds which were met during fiscal 1998. For fiscal 1999, a bonus of $151,200, which was 63% of target, was accrued for Mr. Poe as of January 31, 1999. Mr. Poe elected to receive 30% of this bonus in stock options. As a result, on March 4, 1999, Mr. Poe was granted options to purchase 6,783 shares of Semtech common stock at a price of $26.75. The remainder of the bonus, $105,840, was paid in cash in early March 1999. During fiscal 1999, the Committee granted Mr. Poe 310,000 stock options with an exercise price at fair market value as of the date of the grant. Included in these stock option grants was a special grant of 250,000 stock options, made to Mr. Poe on July 15, 1999. This grant was made to retain Mr. Poe's services for the next five years. The vesting of these shares is based upon the achievement of certain stock appreciation targets. This grant included provisions which limit Mr. Poe's ability to sell his existing holdings of Semtech common stock, excluding options, to 10% of such holdings per year.

    Section 162 (m). Section 162 (m) of the Internal Revenue Code (the "Code") limits the Company to deduction for federal income tax purposes of no more than $1 million of compensation paid to the chief executive officer and the four other most highly paid executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

    The Board has determined that stock options shall be treated as "performance-based compensation." The Company's stockholders previously approved the option plans, which would generally allow any compensation recognized by an executive officer named in the Summary Compensation Table as a result of the grant of such a stock option to be deductible by the Company.

    Summary

    The Committee believes that a fair and motivating compensation program plays a critical role in the performance of the Company. The Committee reviews this program on an ongoing basis to evaluate its continued effectiveness.

                                     Compensation Committee

                                     James P. Burra     Rock N. Hankin

                                     Allen H. Orbuch    James T. Schraith

                                               Jack O. Vance

                               PERFORMANCE GRAPH

    Comparison of Five Year Cumulative Total Return The following performance chart shows the value of an investment of $100 on January 30, 1994 in cash of
(i) the Company's Common Stock, (ii) the Nasdaq Stock Market, and (iii) the Nasdaq Electronic Components Sub-Index. All values assume reinvestment of the full amount of all dividends and are calculated as of January 30 of each year. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                       [PERFORMANCE GRAPH APPEARS HERE]

                                                    1994         1995         1996        1997        1998        1999
            Semtech Corp.                          $ 100        $ 263        $ 931      $1,074      $2,125      $3,268
            Nasdaq Stock Market                    $ 100        $  95        $ 135      $  177      $  209      $  326
            Nasdaq Electronic Stocks               $ 100        $ 109        $ 174      $  358      $  351      $  568

    The disclosure under the captions "Report of The Compensation Committee" and "Performance Graph" is not "soliciting material," and is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                            APPROVAL OF APPOINTMENT

                       OF INDEPENDENT PUBLIC ACCOUNTANTS

                                (Proposal No. 2)

    The firm of Arthur Andersen LLP, certified public accountants, has been the Company's independent public accountants since the Company's inception and has been selected by the Board of Directors to serve as its independent public accountants for the fiscal year ending January 30, 2000. Professional services rendered by Arthur Andersen LLP for the fiscal year ended January 31, 1999 consisted of an audit of the Company's financial statements, consultation on interim financial statements, services related to filings with the Securities and Exchange Commission, meetings with the Company's Audit Committee and consultation on various matters relating to accounting, tax and financial reporting. The Audit Committee of the Board of Directors met periodically with representatives of Arthur Andersen LLP during the past fiscal year. The members of the Audit Committee are Messrs. Hankin, Burra, Orbuch, Schraith and Vance.

Representatives of Arthur Andersen LLP are expected to be present at the Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE APPOINTMENT OF THE AUDITORS.

                                 ANNUAL REPORTS

    The Company hereby undertakes to provide upon written request a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for the fiscal year ended January 31, 1999 without charge to any person whose proxy is solicited by this statement. Such written request is to be directed to Gisela Auchter, Semtech Corporation, 652 Mitchell Road, Newbury Park, California 91320-2289.

                                 OTHER MATTERS

    The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals for the 2000 Annual Meeting must be received by the Company no later than 120 days prior to May 5, 2000 in order to be considered for inclusion in the Company's proxy materials.

                                       By Order of the Board of Directors



                                       David G. Franz, Jr.

                                       Vice President of Finance and Secretary

    Dated:  May 5, 1999

                               [LOGO OF SEMTECH]
                      Today's Results...Tomorrow's Vision

--------------------------------------------------------------------------------

                              SEMTECH CORPORATION

          This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned stockholder of Semtech Corporation hereby appoints John D. Poe and David G. Franz, Jr., and each of them, as attorneys and proxies for the undersigned, each with full power to act without the other and with the power of substitution to represent the undersigned at the Annual Meeting of Stockholders of Semtech Corporation to be held on June 10, 1999 at 1:00 p.m., Los Angeles time, and at any adjournment or postponement thereof, and to vote all of the shares of Common Stock of Semtech Corporation which the undersigned is entitled to vote in accordance with the instructions below and on the reverse hereof.

  This Proxy, when properly executed, will be voted as directed, or if no direction is indicated, it will be voted FOR proposals 1, and 2.


               (Continued and to be Signed on the reverse side)

-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                 [X] Please mark
                                                                     your votes
                                                                       as this

The Board of Directors unanimously recommends a vote "FOR" Proposals 1 and 2:


                               FOR all nominees               WITHHOLD
                                 listed below                 AUTHORITY
                                  (except as               to vote for all
                                 marked to the             nominees listed
                                contrary below)                 below

(1) ELECTION OF DIRECTORS             [ ]                        [ ]
James P. Burra, Rock N. Hankin,
Allen H. Orbuch, John D. Poe,
James T. Schraith, Jack O. Vance


INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.


--------------------------------------------------------------------------------


(2) PROPOSAL TO                      FOR      AGAINST   ABSTAIN
RATIFY THE                           [ ]        [ ]       [ ]
SELECTION OF
ARTHUR ANDERSEN
LLP as the independent
public accountants of the
Company for the current
fiscal year


With discretionary authority to      FOR      AGAINST      ABSTAIN
vote such shares with respect        [ ]        [ ]          [ ]
to the transaction of such
other business as may
properly come before the
meeting.



The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. The undersigned also acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held June 10, 1999 and the Proxy Statement furnished herewith.


Dated:
      --------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Stockholder's Signature


Note: Please sign name exactly as imprinted above. When signing as attorney, administrator, executor, trustee or guardian, please give full title as such; if a corporation, sign in full corporate name by an authorized officer; and, if a partnership, sign in partnership name by authorized person. If more than one name appears hereon, all persons named should sign. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE